Exhibit 10.2

SETTLEMENT AND RELEASE AGREEMENT AND FIRST AMENDMENT TO LEASE

[THE CAMPUS CARLSBAD]

THIS SETTLEMENT AND RELEASE AGREEMENT AND FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 1st day of July, 2010, by and between THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company (“Landlord”) and GENMARK DIAGNOSTICS, INC., a Delaware corporation (“Tenant”). Landlord and Tenant are sometimes hereinafter collectively referred to as the “Parties” or, individually, a “Party.”

R E C I T A L S:

A.      Landlord and Clinical Micro Sensors Inc., a Delaware corporation, dba “Osmetech Molecular Diagnostics” (“Original Tenant”) entered into that certain Lease - The Campus dated as of February 8, 2010 (the “Lease”), whereby Landlord leased to Original Tenant and Original Tenant leased from Landlord certain space located in that certain building located and addressed at 5964 La Place Court, Carlsbad, California (the “Building”). Tenant is the successor-in-interest under the Lease to Original Tenant.

B.      Certain disputes (collectively, the “Disputes”) have arisen between the Parties with respect to the Parties’ respective obligations for payment of the cost of certain Building improvements made or to be made pursuant the Approved Change Orders (as defined in Section 10), the scope of Landlord Improvements (as defined in Section 1.3.1 of the Tenant Work Letter attached to the Lease) required to be completed by Landlord at Landlord’s expense and other increases in the cost of the Tenant Improvements resulting from various requested Change Orders (as defined in Section 6 of the Tenant Work Letter attached to the Lease), and allocation by Landlord of Tenant Improvement Allowances toward such Change Orders all of which disputed Change Orders are incorporated as part of the Approved Change Orders attached hereto as Exhibit “A”.

C.      By this First Amendment, the Parties now desire to (i) resolve the Disputes by means of this First Amendment, without the delay, inconvenience, expense and uncertainty of formal legal proceedings and without any admissions by either Landlord or Tenant as to the correctness, incorrectness, propriety, or impropriety of any claim, allegation, statement, position, conduct, act, or omission made or done heretofore by either Landlord or Tenant or their respective agents and/or representatives in connection with the Disputes and (ii) otherwise modify the Lease as provided herein.

D.      Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.        Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space in the Building containing 33,098 square feet located on the first (1st) floor of the Building and known as Suite 100 (the “Premises”).

2.        Required Electrical Capacity. The fourth (4th) grammatical sentence of Section 1.2 of the Lease is hereby deleted in its entirety and replaced with the following: “Notwithstanding anything to the contrary herein, good working order of the electrical system shall mean that such system shall supply 1200 amps to the Premises, at 277/480 volt, three phase power, in addition to electrical capacity required for the base building equipment.”

3.        Utility Services. The second (2nd) grammatical sentence of Section 6.2 of the Lease is hereby deleted in its entirety and replaced with the following: “If the Premises are not separately metered, then water and electrical service shall be submetered to the Premises, and reimbursed by Tenant directly to Landlord as Additional Rent.”

4.        Number of Short Term Spaces. Notwithstanding anything to the contrary contained in Article 28 of the Lease, Landlord agrees to designate approximately four (4) Short Term Spaces instead of ten (10) Short Term Spaces pursuant to the terms and conditions set forth in Article 28 of the Lease relating to the same.

5.        Hazardous Materials Storage Facility/Back-up Generator. Notwithstanding anything to the contrary contained in Sections 29.33 and/or 29.35 of the Lease. Landlord hereby approves (but subject to Landlord’s notations as set forth thereon) those certain plans and specifications for Tenant’s Hazardous storage container and back-up generator (collectively, the “Common Area Equipment”) prepared by Tony Mansour and dated as of June 15, 2010 with respect to the Common Area Equipment, which exhibit depicts the location for the Common Area Equipment designated by Landlord (the “Common Area Equipment Plans”). Landlord’s review and/or approval of the Common Area Equipment Plans does not constitute any representation or warranty as to the adequacy, efficiency, performance or desirability of the improvements contemplated therein nor that the same complies with applicable Laws, and Tenant or Tenant’s Contractor shall obtain all necessary permits and other governmental approvals for the Common Area Equipment prior to installation thereof. Except as otherwise expressly provided in this Section 5, all other terms and conditions of Sections 29.33 and 29.35 of the Lease shall continue to apply with respect to Tenant’s right to install the Common Area Equipment. Notwithstanding the foregoing, subject to Tenant obtaining and maintaining at Tenant’s sole cost all necessary governmental permits and approvals (copies of which shall be provided to Landlord), during the period from the date of this First Amendment until August 30, 2010, Tenant may install and maintain a temporary electrical generator within the portion of the Building parking facility comprising Tenant’s designated parking field in a location that is adjacent to the location of the Common Area Equipment, as depicted on the Common Area Equipment Plans but in an exact location to be mutually agreed upon by Landlord and Tenant in advance. Landlord reserves the right, if and to the extent reasonably required for the Parking Lot Work and upon not less than ten (10) days’ prior written notice to Tenant, to substitute for the initial location for the temporary generator a comparable area within the Common Area, in close proximity to the Building, for the same and in such event on or before the expiration of such ten (10) day period Tenant shall, at its sole cost and expense, relocate Tenant’s temporary generator to the new location within the portion of the Building parking facility comprising Tenant’s designated parking field. Landlord and Tenant acknowledge and agree that, pursuant to the Lease, Tenant has the right to install and operate an emergency back-up generator pursuant to the terms and conditions of Section 29.35 of the Lease. Landlord and Tenant further acknowledge and agree that Tenant’s right to install and operate the temporary generator described herein is in addition to, and not in lieu of, Tenant’s rights to install the back-up generator pursuant to the terms and conditions of Sections 29.35 (with specific reference to Tenant’s insurance and indemnity obligations set forth therein); provided, however, that all of the other terms and conditions of Section 29.35 of the Lease shall apply to Tenant’s installation, operation and removal of the temporary generator described herein (to the extent not inconsistent with the terms hereof). Upon the expiration or sooner termination of Tenant’s right to install and maintain the temporary generator under this First Amendment, Tenant shall remove the temporary generator from the Common Area and shall repair all damage to the Building and Common Areas resulting from such removal and restore the affected area (including, but not limited to, replacing any damaged trees and other vegetation, except to the extent such items are otherwise planned for replacement as part of Landlord’s landscaping improvements pursuant to Section 1.3.1 of the Tenant Work Letter) to its original condition existing prior to the installation of such temporary generator.

6.        Parking Lot Slurry Coating. Notwithstanding anything to the contrary contained in the Lease, with specific reference to Section 1.3.1 of the Tenant Work Letter, Landlord shall complete the landscaping improvements and parking lot slurry coating components of the Landlord Improvements (collectively, the “Parking Lot Work”) by not later than the date the is ninety (90) days after Substantial Completion of the Tenant Improvements in the Premises. Tenant acknowledges that Landlord will be completing the Parking Lot Work during the existing Term and the performance of such Parking Lot Work shall not be deemed a constructive eviction of Tenant, nor shall Tenant be entitled to any abatement of rent in connection therewith (except as expressly provided in Section 3.2 of the Lease); provided, however, Landlord shall exercise all due diligence to minimize interference with Tenant’s permitted business operations in the Premises and the Building, including, to the extent economically practicable, scheduling the parking lot slurry coating work to be performed on a weekend or otherwise outside of normal business hours for the Building and to the extent that it is not economically practicable to schedule the Parking Work Lot to be performed on a weekend or otherwise outside of normal business hours for the Building, then Landlord will reasonably cooperate with Tenant in performing the Parking Lot Work so as to minimize any interference with Tenant’s installation of the Common Area Equipment.

7.        Application of Tenant improvement Allowance/No Right to Increase TI Allowance Amount. Notwithstanding anything to the contrary contained in the Lease, with specific reference to the first (1st) grammatical sentence of Section 3.1 of the Tenant Work Letter, Landlord and Tenant hereby agree that the Tenant Improvement Allowance may be used for the cost of constructing any component of the Tenant Improvements (excluding any costs of furniture, trade fixtures, equipment or personal property) and/or any other improvements, as depicted on the T.I. Plans and Specifications and irrespective of whether such other improvements are “non-Building Standard.” In addition, notwithstanding anything to the contrary contained in the Lease, Tenant shall not have the right to increase the amount of the Tenant Improvement Allowance by the TI Allowance Increase Amount or any other amount, and consequently, the third (3rd) through fifth (5th) grammatical sentences of Section 3.1 of the Tenant Work Letter and the reference set forth in Section 15 of the Summary to such right to increase are hereby deleted in their entirety and shall be of no further force or effect.

8.        Landlord Change Directives and Change Order Requests. In recognition that, as of the date of this First Amendment, any further increase in the cost of the Tenant Improvements will be paid by Tenant and is not covered by the Tenant Improvement Allowance, subject to the further provisions of this Section 8, Tenant shall have the right to reasonably and in good faith participate in the negotiations over any further material increases in the costs of the Tenant Improvements, except for Change Directives (as hereinafter defined) with Landlord and Landlord’s Contractor, including value engineering efforts to minimize such increases, provided, however, that any delays attributable to such value engineering, such cost negotiation and/or Tenant’s failure to promptly respond in writing to any Landlord-requested Change Order work by more than one (1) business day following Tenant’s receipt of the any Change Order Request (as defined below) shall be deemed a Tenant Delay. Between the date of this First Amendment and Substantial Completion of the Tenant Improvements. Landlord will promptly provide Tenant with any updated cost information to Tenant regarding any Change Directives or Change Order Requests. Section 6 of the Tenant Work Letter is hereby revised to add the following procedure for any such Change Directives and/or Change Order Requests relating to the Tenant Improvements reasonably determined by Landlord after the date of this First Amendment to be required for the timely completion of the Tenant Improvements in compliance with applicable Laws (excluding, however, the Approved Change Orders) which such potential Change Orders are agreed by Landlord and Tenant to be approved as if Landlord has previously requested them in accordance with this Section 8 and such requested Change Orders has been approved by Tenant in accordance with Article 6 of the Tenant Work Letter as hereinafter supplemented):

“Landlord agrees not to unilaterally and materially increase the actual cost of the Tenant Improvements for any reason without Tenant’s prior approval, except as otherwise hereinafter provided. Landlord may in its sole but good faith discretion (a) initiate certain changes to the Tenant Improvements during construction, which shall not require Tenant’s consent, but shall provide prompt written notice (which notice may be effected by electronic mail to Tenant’s Representative) to Tenant of such changes to the extent Tenant is required to pay for the cost thereof, but only to the extent such changes are required as a result of any of the following (each, a “Change Directive”): (i) the requirements imposed by any governmental authority having jurisdiction over the Building and/or Tenant Improvements or any changes otherwise required by Applicable Law as set forth in Section 1,3.4 of the Tenant Work Letter, (ii) the applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code as required by Landlord’s insurance carrier for the issuance of insurance policies required to be maintained under the Lease; or (iii) minor changes that do not exceed $5,000 per change order line item, or $25,000 in the aggregate, which Landlord reasonably determines are reasonably required to achieve Substantial Completion of the Tenant Improvements on or before

July 15, 2010. In addition to the foregoing Change Directives, which shall require only advance written notice to Tenant as set forth in the immediately preceding sentence (within one (1) business day of the issuance of any such Change Directive to the Contractor), Landlord may in its sole but good faith discretion request certain changes in the Tenant Improvements during construction only by written request to Tenant, or its designated representative, in substantially the form of Attachment “B” hereto (each, a “Change Order Request”). All such Change Order Requests will be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and shall set forth the additional time, if any, reasonably needed for such change and the total cost of such change (or reasonable estimated cost of such change if cost information is delayed) which cost or estimated cost will include, but not be limited to, associated architectural, engineering, management and construction contractor’s fees (to the extent such cost information is then available to Landlord). Within one (1) business day after Landlord’s delivery to Tenant of any Change Order Request, Tenant shall deliver either its notice of approval or a written request for value engineering of the Change Order Request, and in the event of the latter notice, Landlord and Tenant shall reasonably cooperate with each other in achieving a reasonable value engineering alternative if such alternative is reasonable; provided, however that: (x) any such value-engineering period shall not exceed a total of three (3) business days (and any value engineering efforts exceeding one (1) business day following delivery of a Change Order request shall be deemed a Tenant Delay) and upon the expiration of such three (3) business day period (or if Tenant fails to timely deliver its written approval or request to Landlord to value engineer any Change Order Request within the one (1) business day period set forth above), Tenant shall have no further right to approve and/or value engineer the subject Change Order Request and such Change Order request shall be deemed to be approved by Tenant and Landlord may proceed to perform the change in accordance with the Change Order Request) and (y) any any changes in the Change Order Request requested by Tenant as part of the such value engineering shall be subject Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed.”

9.      Substantial Completion.    Landlord hereby confirms that the date for Substantial Completion of the Tenant Improvements is currently estimated as of the date hereof to be July 15, 2010 and subject to extension as a result of events of Force Majeure Delays (as defined in Section 11.7 of the Tenant Work Letter) and/or Tenant Delays, Landlord covenant to use its good faith and commercially reasonable and diligent efforts to achieve Substantial Completion of the Tenant Improvements by such July 15, 2010 date. Landlord and Tenant agree to reasonably cooperate with each other in connection with resolving any future disagreements relating to completion of the Tenant Improvements by such July 15, 2010 date and except as otherwise provided in the Lease (as amended hereby), Landlord and Tenant further agree to not suspend the normal course of the ongoing Tenant Improvement Work except to the extent legally required or otherwise necessary to protect such party against substantial liability or loss.

10.      Reserved.

11.      Double Detector Check Work/Approval of Change Orders.    Landlord and Tenant hereby acknowledge and agree that the City of Carlsbad is requiring certain double detector check work (the “Double Detector Cheek Work”) to be performed as part of the initial Tenant Improvements as referenced as item 071 (DDC) in that certain potential change order summary prepared by Reno Contracting dated as June 30, 2010 and the Osmetech TI Allowance Reconciliation Summary from Jeffry Brusseau to Steve Kemper of even date therewith both of which are attached hereto and hereby incorporated as Exhibit “A” (collectively, the “Approved Change Orders”). Notwithstanding anything to the contrary contained in the Lease, Landlord hereby agrees to contribute an additional amount equal to 38.45% of the actual hard and soft costs of such Double Detector Check Work and related landscaping restoration work (which costs of the Double Detector Check Work are currently as of the date of this First Amendment estimated to be $30,000) (“Landlord’s Double Detector Check Work Contributions”). Landlord’s Double Detector Check Work Contribution shall be paid in addition to the Tenant Improvement Allowance in accordance with Landlord’s standard disbursement procedures. In addition to the Double Detector Check Work, Tenant hereby approves all other potential change orders set forth on the Approved Change Orders in a total estimated amount equal to $182,469.00.

12.      Brokers.    Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this First Amendment.

13.      Representation of Tenant.    Each person executing this First Amendment on behalf of Tenant represents and warrants to Landlord that: (a) Tenant is properly formed and validly existing under the laws of the state in which Tenant is formed and Tenant is authorized to transact business in the stale in which the Building is located; and (b) each person (and both persons if more than one signs) signing this First Amendment on behalf of Tenant is duly and validly authorized to do so.

14.      Defaults.    Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

15.      Release.    As additional material consideration for Landlord’s agreement to enter into this First Amendment, and except for the rights, duties and obligation created by this First Amendment, and conditioned on the performance by the Parties of their respective obligations under the provisions of this First Amendment, Tenant agrees to hereby fully and forever releases and discharges Landlord (and all of its affiliates, predecessors, successors and agents) from any and all causes of action, changes, losses, damages, claims, demands, obligations and liabilities whatsoever in law or in equity that Tenant has or ever had as of the date of this First Amendment, whether known or unknown, to the extent included in Tenant’s actual or alleged claims arising out of the Disputes (but expressly excluding therefrom Tenant’s rights relating to its right to audit the actual cost of, and seek remediation of any defects associated with, the Change Orders that are the subject of the Disputes to the extent provided in the Lease), including, without limitation, any of the matters asserted against Landlord in those certain letters from Scott Biel to (a) Sean Southard dated March 8, 2010 relating to Landlord’s obligations for the cost of Building infrastructure improvements and (b) Michael Pruter dated June 8, 2010 relating to Tenant’s rejection of Landlord’s Change Order Request. With respect to the matters released in this Section 14, Tenant expressly waives all rights under the provisions of California Civil Code Section 1542, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her mast have materially affected his or her settlement with the debtor.”

Tenant hereby acknowledges that it has received the advice of legal counsel with respect to the aforementioned release and waiver and understands the terms thereof.

16.      Counterparts and Fax/Email/Electronic Signatures.    This First Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. This First Amendment may be executed by a party’s signature transmitted by facsimile (“fax”) or email or by a party’s electronic signature, and copies of this First Amendment executed and delivered by means of faxed or emailed copies of signatures or originals of this First Amendment executed by electronic signature shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed, emailed or electronic signatures as if such signatures were original wet signatures. Any party executing and delivering this First Amendment by fax or email shall promptly thereafter deliver a counterpart signature page of this First Amendment containing said party’s original signature. All parties hereto agree that a faxed or emailed signature page or an electronic signature may be introduced into evidence in any proceeding arising out of or related to this First Amendment as if it were an original wet signature page.

17.      No Further Modification.    Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall continue to apply and shall remain unmodified and in full force and effect. Effective as of the date hereof, ail references to the “Lease” shall refer to the Lease as amended by this First Amendment.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“Landlord:”

THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company

By:	NEWPORT NATIONAL/THE CAMPUS CARLSBAD, LLC, a California limited liability
Its: Managing Member

	By:	Newport National Corporation, a California corporation, Its Manager

		By:	/s/ Scott R. Brusseau
Scott R. Brusseau, President

“Tenant:”

GENMARK DIAGNOSTICS, INC, a Delaware corporation

*By:	/s/ S. Kemper
Name: S. Kemper
Title: CFO

*NOTE:

Because Tenant is a corporation incorporated in a state other than California, Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this First Amendment to Lease.

EXHIBIT “A”

[Approved Change Order]

To: Steve Kemper/File

From Jeffry Brusseau

Date: 6/30/10

Osmetech TI Allowance Reconciliation Summary

As of 6/30/2010

	5/27/10	6/18/10	6/30/10

Total Potential Change Orders (Per Potential Change Order Log)	$134,583	$164,949	$182,469
Approved Change Order Requests (Per Potential Change Order Log)	$61,696	$93,965	$155,276

Unapproved/Potential Change Order Requests	$72,887	$70,984	$27,193

Remaining Contractor Contingency (On Contractor Allowance/Contingency Log)	$32,332	$28,387	$28,387
Remaining Allowance Balance (On Contractor Allowance/Contingency Log)	$6,650	$4,150	$4,150

Contingency/Allowance Total	$38,982	$32,537	$32,537

General Contractor GMP Contract	$1,590,100	$1,590,100	$1,590,101
Approved Change Order Requests	$61,696	$93,965	$155,276
Unapproved/Potential Change Order Requests	$72,887	$70,984	$27,193

Subtotal of Potential Reno Contract	$1,724,683	$1,755,049	$1,772,570

Subtotal of Potential Reno Contract	$1,724,683	$1,755,049	$1,772,570
Less: Contingency/Allowances	$38,982	$32,537	$32,537
Potential General Contractor Contract Amount - Best Case	$1,685,701	$1,722,512	$1,740,033
Allowance/Contingency for Additional Change Orders	$75,000	$35,000	$25,000

Total Contractor Estimated Price	$1,760,701	$1,757,512	$1,765,033

Total Contractor Estimated Price	$1,760,701	$1,757,512	$1,765,033
Total Soft Cost Estimate	$203,598	$203,598	$203,599

Total Tenant Improvement Cost Estimate	$1,964,299	$1,961,110	$1,968,632

Total Tenant Improvement Cost Estimate	$1,964,299	$1,961,110	$1,968,632
Tenant Improvement Allowance	$1,898,843	$1,898,843	$1,898,844

(Over) Tenant Improvement Allowance	$(65,456)	$(62,267)	$(69,788)

Potential Change Orders
RCI Summary Log, Grouped by Status, Cold & Void Filtered

10495 – Osmetech T.I. 5964 La Place Court Carlsbad, CA 92008	Project # 10495 Tel: [ ] Fax: [ ]	Reno Contracting, Inc.

					Budget					Cost

Number	Description	COR No.	PCCO No.	Estimate	Prop’d	Apprv’d	Applied	App Days	Estimate	Prop’d	Apprv’d	Applied
Approved
002		001	000-001	0	345	345	345	0	0	345	345	345
003		002	000-001	0	0	0	0	0	0	0	0	0
004		005	000-001	0	5,376	5,376	5,376	0	0	5,376	5,376	5,376
006		013	000-001	0	28,812	28,812	28,812	0	0	28,812	28,812	28,812
008		003	000-001	0	7,555	7,555	7,555	0	0	7,555	7,555	7,555
009		004	000-001	0	4,673	4,673	4,673	0	0	4,673	4,673	4,673
010		006	000-001	0	0	0	0	0	0	0	0	0
011		009	000-001	0	441	441	441	0	0	441	441	441
012		007	000-001	0	6,001	6,001	6,001	0	0	6,001	6,001	6,001
013		009	000-001	0	410	410	410	0	0	410	410	410
014		006	000-003	0	3,786	3,786	3,786	0	0	3,786	3,786	3,786
016		009	000-001	0	7,022	7,022	7,022	0	0	7,022	7,022	7,022
019		015	000-002	0	0	0	0	0	0	0	0	0
020		010	000-002	0	0	0	0	0	0	0	0	0
021		011	000-002	0	1,061	1,061	1,061	0	0	1,061	1,061	1,061
023		015	000-002	0	28,483	28,483	28,483	0	0	28,483	28,483	28,483
024				0	0	0	0	0	0	0	0	0

Exhibit “A”

Potential Change Orders
RCI Summary Log, Grouped by Status, Cold & Void Filtered

017	017	000-004	0	13,728	13,728	13,728	0	0	13,728	13,728	13,728
018	020	000-003	0	0	0	0	0	0	0	0	0
045	024	000-004	0	1,664	1,664	1,664	0	0	1,664	1,664	1,664
065	023	000-004	0	12,915	12,915	12,915	0	0	12,915	12,915	12,915
067	016	000-003	0	0	0	0	0	0	0	0	0
070	014	000-004	0	12,913	12,913	12,913	0	0	12,913	12,913	12,913
071	022	000-004	0	19,872	19,872	19,872	0	0	19,872	19,872	19,872
073	019	000-004	0	0	0	0	0	0	0	0	0
074	018	000-003	0	0	0	0	0	0	0	0	0
				$155,276 = APPRVD
Out For Pricing
060			1,650	1,650	0	1,650	0	1,650	1,650	0	1,650
061			2,237	2,237	0	2,237	0	2,237	2,237	0	2,237
064			6,283	1,983	0	6,283	0	6,283	1,983	0	6,283
065			(1,500)	0	0	(1,500)	0	(1,500)	0	0	(1,500)
066			1,650	1,650	0	1,650	0	1,650	1,650	0	1,650
Ready For Review
044			0	0	0	0	0	0	0	0	0
052			1,615	1,615	0	1,615	0	1,615	1,615	0	1,615
057			1,246	1,246	0	1,246	0	1,246	1,246	0	1,246
077			2,213	2,213	0	2,213	0	2,213	2,213	0	2,213
079			4,006	4,006	0	4,006	0	4,006	4,006	0	4,006
080			749	749	0	749	0	749	749	0	749

Exhibit “A”

Potential Change Orders
RCI Summary Log, Grouped by Status, Cold & Void Filtered

Submitted for Signature
079	7,044	7,044	0	7,044	0	7,044	7,044	0	7,044

Project Totals:	27,193	179,669	155,276	182,469		27,193	179,669	155,276	182,469

Exhibit “A”

OSMETECH Allowances/Contingency Log 630/2010

COR	Description			Description	Allowances

No.	Starting Contingency Balance	$21,275	Status	Starting Allowances Balance	$14,150

2		3,742	approved		-7,500
6		-3,680	approved		-2,100
10		11,557	approved
12		3,000	approved
15		-3,662	approved
18		-1,528	approved
20		-2,415	approved

	Balance	$22,387			$4,550

Exhibit “A”